WINTHROP REALTY TRUST ANNOUNCES FIRST QUARTER 2008 RESULTS

FOR IMMEDIATE RELEASE

Boston, Massachusetts – May 8, 2008 – Winthrop Realty Trust (NYSE:FUR) announced today results for the first quarter ended March 31, 2008.  All per share amounts are on a diluted basis.

2008 First Quarter Highlights and Recent Events

•	Increased cash and cash equivalents to $98.1 million from $36.7 million at the end of 2007.
•	$11.3 million in net cash provided by operating activities for first quarter 2008, compared with $9.7 million for first quarter 2007.
•	Net income of $6.3 million or $0.09 per share for first quarter 2008, compared with net income of $8.7 million or $0.12 per share for first quarter 2007.
•	Total FFO of $11.0 million or $0.12 per share for first quarter 2008, compared with $12.8 million or $0.15 per share for first quarter 2007.
•	With respect to its Marc Realty portfolio:
➢
The $17.5 million first mortgage loan due to the Company and secured by the 180 North Michigan, Chicago, property, was fully satisfied.  The Company subsequently reinvested $3.9 million in this property in the form of an 8.5% convertible participating mezzanine loan.

➢
The property located at 999 East Touhy, Chicago was sold to an unaffiliated third party resulting in proceeds to the Company of $1.7 million, exclusive of interest, on its original investment of $736,000.

➢
The property located at 600 West Jackson Street, Chicago is subject to an installment sales contract pursuant to which the property is to be transferred for a purchase price of $14.5 million, subject to closing adjustments, which is expected to occur no later than July 31, 2008.  The Company expects to receive $2.8 million upon closing of this sale on its original $2.2 million investment, exclusive of the 7.65% interest that is being paid currently.

•
On March 25, 2008 the Company sold its 3,500,000 common shares held in Lexington Realty Trust in a block trade for a net purchase price of $52.8 million, resulting in a gain of approximately $2.0 million.

•
In February 2008 the Company sold in entirety its mortgage-backed securities available for sale, resulting in a gain of $454,000 and the repayment of the outstanding balance of the repurchase agreements for which the securities had been pledged as collateral.

•
Concord Debt Holdings LLC, the Company’s joint venture debt platform with Lexington Realty Trust, sold for par, together with accrued and unpaid interest and late charges, its $44 million interest in the most senior level mezzanine loan secured by a portfolio of four office buildings in New York City, which went into default when the loan matured in February 2008.

•
In April 2008 the Company commenced a rights offering to its existing Common and Preferred Shareholders pursuant to which the Company will issue up to 8,845,036 of its Common Shares at a price of $4.27 per share resulting in net proceeds to the Company of approximately $37.0 million.  The rights offering is scheduled to close on May 12, 2008.

Net income available to common shareholders for the first quarter ended March 31, 2008 was $6.3 million or $0.09 per share as compared with net income of $8.7 million or $0.12 per share for the first quarter ended March 31, 2007.  This change was primarily due to a decrease in total gross revenue of $2.8 million primarily attributable to a one time distribution received during the first quarter of 2007 from the sale of a property in the Company’s Marc Realty portfolio which generated proceeds to the Company of $10.3 million.  This was partially offset by a one time distribution received during the first quarter of 2008 from the sale of a property in the Company’s Marc Realty portfolio which generated proceeds to the Company of $1.7 million.

For the quarter ended March 31, 2008, the Company reported total gross revenues of $11.2 million compared with approximately $14.0 million reported for the quarter ended March 31, 2007.  Total gross revenues for the first quarter of 2008 consisted of rents and reimbursements of approximately $10.7 million compared with $9.5 million for the first quarter of 2007, and interest and dividends of approximately $533,000 compared with $4.4 million for the prior year period primarily due to the sales of assets subsequent to the first quarter of 2007.

Michael L. Ashner, Winthrop Realty Trust’s Chairman and Chief Executive Officer, commented, “During the quarter we focused our efforts primarily on increasing the Company’s liquidity.  These efforts included disposing of our position in Lexington Realty Trust for proceeds of approximately $53 million as well as the recent pricing of our rights offering, which we expect will generate approximately $37.0 million in net proceeds in the second quarter.  With a challenging current market environment, we believe we are well positioned to capitalize on future investment opportunities as they become available.”

Funds from Operations

Funds from operations for the first quarter of 2008 was $11.0 million, or $0.12 per share, compared with $12.8 million, or $0.15 per share, for the first quarter of 2007.

Assets

At March 31, 2008, the Company’s assets consisted of:

•	Operating properties comprising 9,344,000 square feet of space, including assets in the Marc Realty and Sealy portfolios, and 230 rental units at a multi-family property;
•	$70.9 million of loan assets directly held and a 50% ownership interest in Concord which has grown to approximately $1.1 billion in assets; and
•
REIT equity interests with a market value of $11.4 million compared with $71.4 million at December 31, 2007.  This change is due to the sale in March 2008 of the Company’s shares held in Lexington Realty Trust.

Liquidity and Capital Resources

As of March 31, 2008, the Company had increased its cash and cash equivalents to approximately $98.1 million from $36.7 million at the end of 2007.  Additionally, the Company anticipates raising approximately $37.0 million in its rights offering scheduled to expire on May 12, 2008.  Further, the Company had $70.0 million available under its existing credit facility.

Dividends

The Company’s board of trustees declared a regular quarterly cash dividend of $0.065 per common share during the first quarter of 2008, which was paid on April 15, 2008.  The Company currently pays an annualized dividend of $0.26 per share (excluding any special dividends).

Conference Call Information

The Company will host a conference call to discuss its first quarter 2008 financial results today, Thursday, May 8 at 2:00 pm Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.

A replay of the call will be available through June 8, 2008 by dialing (877) 660-6853, account #286, confirmation #281043.  An online replay will also be available through June 8, 2008.

About Winthrop Realty Trust

Winthrop Realty Trust is real estate investment trust (REIT) that owns, manages and lends to real estate and related investments, both directly and through joint ventures.  Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol “FUR.”  The Company has executive offices in Boston, Massachusetts and Jericho, New York. For more information please visit www.winthropreit.com.

Forward-Looking Statements

The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements.  It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans held by Concord.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the annual report on Form 10-K/A for the year ended December 31, 2007 as well as its subsequent filings with the SEC.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.

Condensed Financial Results

Financial results for the three months ended March 31, 2008 and 2007 are as follows (in thousands except per share amounts):

	For the Three Months Ended March 31,
	(unaudited)
	2008	2007

Revenues	$11,197	$13,996

Expenses	13,797	13,895

Other income
Earnings from preferred equity investments	2,330	6,150
Equity in earnings of equity investments	3,812	1,592
Gain on sale of available for sale securities	2,029	243
Gain on sale of mortgage-backed securities
available for sale	454	-
Interest income	228	1,177
	8,853	9,162

Minority interest	-	613

Income from continuing operations	6,253	8,650
Income from discontinued operations	59	51
Net income	$6,312	$8,701

Per Common Share data - Basic
Income from continuing operations	$0.09	$0.12
Income from discontinued operations	-	-
Net income	0.09	0.12

Per Common Share data - Diluted
Income from continuing operations	$0.09	$0.12
Income from discontinued operations	-	-
Net income	$0.09	$0.12

Basic Weighted-Average Common Shares	67,082	65,518
Diluted Weighted-Average Common Shares	67,139	65,585

Funds From Operations:

The following presents a reconciliation of our net income to our funds from operations for the three months ended March 31, 2008 and 2007 (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2008	2007

Net income	$6,312	$8,701
Real estate depreciation	1,647	1,505
Amortization of capitalized leasing costs	1,357	1,055
Real estate depreciation and amortization of unconsolidated interests	819	366
Less: Minority interest share of depreciation and amortization	(821)	(706)

Funds from operations	9,314	10,921
Interest expense on Series B-1 Preferred Shares	1,731	1,831
Funds from operations applicable to Common Shares plus assumed conversions	$11,045	$12,752

Basic weighted-average Common Shares	67,082	65,518
Convertible Preferred Shares	21,319	22,167
Stock options	57	67
Diluted weighted-average Common Shares	88,458	87,752

Funds from operations per share – diluted	$0.12	$0.15

Most industry analysts and equity REITs generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given that part of the nature of the Company's business is as a real estate owner and operator, the Company believes that FFO may be helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Other Selected Financial Data:
(in thousands)
	March 31,	December 31,
	2008	2007
	(unaudited)

Investments in real estate, net	$246,258	$247,076
Cash and cash equivalents	98,072	36,654
Mortgage backed securities	-	78,141
Preferred equity investment	56,041	74,573
Equity investments	177,211	179,475
Lease intangibles, net	30,541	31,964
Other assets	38,768	97,564
Total assets	$646,891	$745,447

Mortgage loans payable	$235,851	$236,925
Series B-1 Cumulative Convertible
Preferred Shares	92,266	98,266
Repurchase agreements	-	75,175
Accounts payable, accrued and other
liabilities	18,548	33,309

Minority interest	9,978	9,978

Shareholders' equity	290,248	291,794

Total liabilities and shareholders' equity	$646,891	$745,447

Further details regarding the Company’s results of operations, properties, and tenants are available in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2008 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

# # #

Contact Information:

AT THE COMPANY

Thomas Staples
Chief Financial Officer
(617) 570-4614